Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

SAB Biotherapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule (3)	Amount Registered(1)		Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (4)
Equity	Common Stock, par value $0.0001	457(c) and 457(h)	823,755	(2)	$5.18	$4,267,050.90	0.00014760	$629.82

Total Offering Amounts						$4,267,050.90		$629.82
Total Fee Offsets								---
Net Fee Due								$629.82

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the SAB Biotherapeutics, Inc. 2021 Omnibus Equity Incentive Plan (the “2021 Plan”) and the Legacy SAB Biotherapeutics, Inc. 2014 Equity Incentive Plan (the “2014 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)

823,755 shares of the Registrant’s common stock, which includes (i) 500,000 shares, which represents an increase of approximately 2% of the total number of shares of the Registrant’s common stock outstanding on a fully-diluted basis on each of December 31, 2021, December 31, 2022, and December 31, 2023, which increases are provided for in the 2021 Plan, and (ii) 323,755 shares issuable under the 2014 Plan.

(3)

This estimate is made pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price of the Registrant’s common stock are based upon the average of the high and low prices of the Common Stock on February 21, 2024, as reported on the Nasdaq Stock Market, which date is within five business days prior to the filing of this Registration Statement.

(4)	The Registrant does not have any fee offsets.